PAGE 1
                    SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                         CSX Corporation
        (Name of Registrant as Specified In Its Charter)

                        Alan A. Rudnick,
                Vice President - General Counsel
                     and Corporate Secretary
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

[ ] $500 per each party to the controversy pursuant to Exhange Act Rule 14a-
    6(i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                           PROXY RULES

1)  Title of each class of securities to which transaction applies:
    _________________________________________________________________________

2)  Aggregate number of securities to which transaction applies:
    _________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    _________________________________________________________________________

4)  Proposed maximum aggregate value of transaction:
    _________________________________________________________________________




                              - 1 -



       PAGE 2


[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


1)  Amount Previously Paid:
    ________________________________________________________________________

2)  Form, Schedule or Registration Statement No.:
    ________________________________________________________________________

3)  Filing Party:
    ________________________________________________________________________

4)  Date Filed:
    ________________________________________________________________________





































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       PAGE 3









                                   March 11, 1994


Dear CSX Shareholder:

       You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 3, 1994, at 10:00 a.m. (EDT), at The Greenbrier, White Sulphur Springs, West Virginia.

       If you plan to attend the meeting, please complete and mail the form containing information about The Greenbrier as soon as possible. An admission card will be sent to you about two weeks prior to the meeting date.

       Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. Therefore, you are urged to mark, sign, date and mail your proxy promptly in the envelope provided.



                                   John W. Snow
                                   Chairman of the Board,
                                   President and Chief Executive
                                   Officer























                              - 3 -



       PAGE 4








            Notice of Annual Meeting of Shareholders


                                   Richmond, Virginia
                                   March 11, 1994


To Our Shareholders:

       The Annual Meeting of Shareholders of CSX Corporation will be held at The Greenbrier, White Sulphur Springs, West Virginia, on Tuesday, May 3, 1994, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

1.     Election of fourteen directors;
2. Appointment of Ernst & Young as independent certified public accountants for 1994;
3.     Approval of amendments to the 1987 Long-Term Performance Stock Plan;
4.     Approval of the 1994 Senior Management Incentive Compensation Plan;
       and
5.     Such other matters as may properly come before the meeting.

       The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to mark, sign, date and return the Proxy to assure that your shares are represented at the meeting.

       Only shareholders of record at the close of business on March 4, 1994, will be entitled to vote at the meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 11, 1994.

                                   By Order of the Board of Directors




                                   Alan A. Rudnick
                                   Vice President - General Counsel
                                   and Corporate Secretary









                              - 4 -



       PAGE 5


PROXY STATEMENT

General Information

       The enclosed Proxy is solicited by the Board of Directors of CSX Corporation ("CSX" or the "Company"). A Proxy may be revoked by a shareholder at any time before it is voted by notice in writing delivered to the Corporate Secretary, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting.

       CSX is the parent of CSX Transportation, Inc. ("CSXT"); Sea-Land Service, Inc. ("Sea-Land"); American Commercial Lines, Inc.; CSX Intermodal, Inc.; Customized Transportation, Inc.; and The Greenbrier Resort Management Company. The address of CSX's principal executive offices is One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031.

Shares Outstanding and Voting Rights

       CSX had outstanding as of March 4, 1994, 104,648,925 shares of common stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Only shareholders of record at the close of business on March 4, 1994, will be entitled to vote.

       CSX is not aware of any matters to come before the meeting other than those set forth in the accompanying Notice and this Proxy Statement.


1.  ELECTION OF DIRECTORS

       Fourteen directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected, except that the term of any director who is also a CSX officer ends if he or she ceases to be an employee of the Company. Votes will be cast, unless otherwise specified, for the election of those named below. If, at the time of the meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board of Directors. All of the nominees listed below, except John R. Hall and Frank S. Royal, were previously elected directors by the shareholders.

       As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

       In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee is set forth below. Each nominee has consented to being named in the Proxy Statement and to serve if elected.



                              - 5 -



       PAGE 6

Edward L. Addison, 64, is Chairman and Chief Executive Officer of The Southern Company, an electric utility holding company. He is a director of Alabama Power Company; Georgia Power Company; Phelps Dodge Corporation; Protective Life Corporation; Wachovia Bank of Georgia, NA; and Wachovia Corporation of Georgia. Mr. Addison has been a director of CSX since March 1987, and is Chairman of the Board's Organization and Corporate Responsibility Committee and a member of the Executive Committee.

Elizabeth E. Bailey, 55, is the John C. Hower Professor of Public Policy and Management, The Wharton School of the University of Pennsylvania. Prior to July 1991, she was Visiting Research Scholar, Yale School of Organization and Management, and Professor, Graduate School of Industrial Administration, Carnegie Mellon University; prior to 1991, she was Dean of the Graduate School of Management at Carnegie Mellon University. She is a director of Honeywell, Inc.; College Retirement Equities Fund; Philip Morris Companies, Inc.; and National Westminster Bancorp, Inc. Dr. Bailey has been a director of CSX since November 1989, and is a member of the Board's Audit Committee.

Robert L. Burrus, Jr., 59, is Chairman of McGuire, Woods, Battle & Boothe, a law firm of which he has been a partner since prior to 1989. He was elected Chairman of the firm in 1990. Mr. Burrus is a director of Heilig-Meyers Company; S & K Famous Brands, Inc.; and Concepts Direct, Inc. Mr. Burrus has been a director since April 1993, and is a member of the Board's Organization and Corporate Responsibility Committee.

Bruce C. Gottwald, 60, is Chairman and Chief Executive Officer of Ethyl Corporation, a worldwide producer of petroleum additives. He is a director of Albemarle Corporation; Dominion Resources, Inc.; First Colony Corporation; James River Corporation; and Tredegar Industries, Inc. Mr. Gottwald has been a director of CSX since April 1988, and is a member of the Board's Organization and Corporate Responsibility Committee.

John R. Hall, 61, is Chairman and Chief Executive Officer of Ashland Oil, Inc, a diversified energy company with operations in petroleum refining and marketing, chemicals, highway construction, oil and gas exploration and coal. He is a director of Banc One Corporation; The Canada Life Assurance Company; Humana Inc.; and Reynolds Metals Company.

Robert D. Kunisch, 52, is Chairman, President and Chief Executive Officer of PHH Corporation ("PHH"), a provider of integrated business services, including vehicle management services, relocation and real estate services and mortgage banking services. He is a director of Mercantile Bankshares Corporation and GenCorp. Mr. Kunisch has been a director of CSX since October 1990, and is a member of the Board's Compensation and Pension Committee.

Hugh L. McColl, Jr., 58, is Chairman and Chief Executive Officer of NationsBank Corporation, a bank holding company. Previously, Mr. McColl was Chairman and Chief Executive Officer of NCNB Corporation, a bank holding company and a predecessor of NationsBank Corporation. He is a director of Jefferson-Pilot Corporation; Ruddick Corporation; and Sonoco Products Co. Mr. McColl has been a director of CSX since February 1992, and is a member of the Board's Audit Committee.



                              - 6 -



       PAGE 7

James W. McGlothlin, 53, is Chairman and Chief Executive Officer of The United Company, a diversified energy company. He is a director of Bassett Furniture Industries, Inc. He has been a director of CSX since November 1989, and is a member of the Board's Organization and Corporate Responsibility Committee.

Southwood J. Morcott, 55, is Chairman, President and Chief Executive Officer of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit. From August 1989 to February 1990, Mr. Morcott was Chief Executive Officer, President and Chief Operating Officer and, prior to August 1989, he was President and Chief Operating Officer of Dana Corporation. He is a director of Johnson Controls, Inc., and Phelps Dodge Corporation. Mr. Morcott has been a director of CSX since July 1990, and is a member of the Board's Compensation and Pension Committee.

Charles E. Rice, 58, is Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company. He is a director of Sprint Corporation. Mr. Rice has been a director of CSX since April 1990, and is a member of the Board's Audit Committee.

William C. Richardson, 53, is President of The Johns Hopkins University. Prior to 1990, Dr. Richardson was Executive Vice President of The Pennsylvania State University. He is a director of Mercantile Bankshares Corporation and Mercantile Safe Deposit & Trust Company. Dr. Richardson has been a director of CSX since December 1992, and is a member of the Board's Compensation and Pension Committee.

Frank S. Royal, M.D., 54, is a physician in private practice in Richmond, Va. and a health care expert. He is a director of Best Products Company, Inc.; Columbia/HCA Healthcare Corporation; Crestar Financial Corporation; and Chesapeake Corporation. Dr. Royal has been a director of CSX since January 1, 1994, and is a member of the Board's Compensation and Pension Committee.

John W. Snow, 54, became Chairman of the Board, President and Chief Executive Officer of CSX on February 1, 1991. From April 1989 to February 1991, Mr. Snow was President and Chief Executive Officer of CSX and from April 1988 to April 1989, he was President and Chief Operating Officer. Mr. Snow is a director of NationsBank Corporation; Bassett Furniture Industries, Inc.; Dominion Resources, Inc.; and Textron, Inc. Mr. Snow has been a director of CSX since April 1988, and is a member of the Board's Executive Committee.

William B. Sturgill, 69, is President of East Kentucky Investment Co., an investment holding company, and Chairman of the Board of Central Rock Mineral Company, Inc., engaged in the production and sale of limestone. Mr. Sturgill is President of Reading & Bates Coal Company and Golden Oak Mining Co., both of which are engaged in the production and sale of coal. He is a director of Bank One, Lexington, NA. Mr. Sturgill has been a director of CSX since November 1980, and is Chairman of the Board's Compensation and Pension Committee and a member of the Executive Committee.

       During 1993, there were six meetings of the Board of Directors of CSX. Mr. McColl attended eight of the 11 meetings of the Board of Directors and the Audit Committee which were held during 1993. Each other director of the Company attended more than 75 percent of the meetings of the Board of Directors and committees on which he or she served during the period he or she was a director.
                              - 7 -



       PAGE 8

Committees of the Board

       CSX's Board of Directors has the following committees to assist it in the discharge of its responsibilities. The biographical information in the section "Election of Directors" includes committee memberships currently held by each nominee.

       The Audit Committee's basic functions are to approve and recommend to the shareholders management's selection of independent auditors and to satisfy itself on behalf of the Board that the Company's internal control structure, policies and procedures and external and internal auditing activities assure reliable and informative accounting and financial reporting. Specifically, the committee, through meetings with management, the auditors, or both, reviews the scope of the auditors' examination, audit reports and CSX's internal auditing procedures, reviews and monitors policies established to prohibit unethical, questionable or illegal activities by those associated with CSX, and reviews the compensation paid to the auditors for annual audit and non-audit services and the effect of such compensation and services on the independence of the auditors. The Audit Committee has four members, none of whom are Company employees. It held five meetings in 1993.

       The primary functions of the Compensation and Pension Committee are to establish the Company's compensation philosophy and to review and approve compensation and compensation plans, including certain fringe benefits, for employees at certain salary grade levels (as determined by this committee from time to time), to recommend to the Board such compensation, plans and benefits for certain senior officers of the Company and its subsidiaries, to establish performance objectives for certain executives, and to certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation and Pension Committee also considers developments in human resource and affirmative action matters. In addition, it monitors the administration and funding of all retirement plans and is responsible for administration of certain employee compensation programs. With Dr. Royal's election to the committee on February 9, 1994, it has five members, none of whom are Company employees. It held four meetings in 1993.

       The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has four members. It held one meeting in 1993.

       The Organization and Corporate Responsibility Committee of the Board recommends candidates for election to the Board and also reviews and recommends changes in board composition, qualifications, compensation and retirement. In fulfilling this responsibility, the committee will review recommendations as to possible nominees received from shareholders and other qualified sources. (Shareholder recommendations must be in writing addressed to the Chairman of the Organization and Corporate Responsibility Committee, c/o Corporate Secretary, CSX Corporation, P. O. Box 85629, Richmond, Virginia 23285-5629 or One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031, and should include a statement setting forth the qualifications and experience of the proposed candidate and basis for nomination.) This committee also reviews changes in corporate structure, succession in top management and other internal matters of broad corporate significance. In

                              - 8 -



       PAGE 9

addition, this committee reviews CSX's relationship to the broader social environment in which CSX operates and legal aspects of CSX's operations, including litigation, legislation and other governmental actions that could affect CSX. The committee has four members, none of whom are Company employees. It held five meetings during 1993.

Directors' Compensation

       For services rendered during a year, directors, other than employees, receive a retainer fee of $30,000 per year, a portion of which is paid in CSX stock as described below. Chairmen of Board committees receive an additional annual retainer fee of $5,000. Retainers are prorated for service of less than a full year. Each non-employee director also receives $1,000 for each Board and committee meeting attended and is reimbursed for expenses incurred in connection with services as a director.

       CSX directors participate in the CSX Stock Plan for Directors (the "Plan"). Pursuant to the Plan, directors are paid not less than 40 percent of their annual retainer in CSX common stock (the "Designated Percentage"), issued to them immediately following the Company's Annual Meeting of Shareholders. In addition, directors can annually elect to increase the Designated Percentage up to as much as 100 percent. Any election to increase or to decrease the Designated Percentage cannot take effect until six months plus one day following the last business day of the month in which the Annual Meeting of Shareholders occurs. Payments made in stock pursuant to the Plan can also be deferred for income tax purposes into a trust established for that purpose.

       Directors, other than employees, who have served on the Board of CSX or a predecessor company for 10 years or more, or whose years of service plus their age total at least 75, will receive for life, upon retirement, an annual payment equal to one-half of the total compensation received during the last year of service on the Board pursuant to the Special Retirement Plan for CSX Directors (the "Retirement Plan"). If a director has served less than 10 years, or if his or her years of service plus age do not total at least 75, payments computed in the same manner will be paid upon retirement for a period equal to the number of years of service on the Board.

       A director may elect to participate in a Corporate Director Deferred Compensation Plan (the "Deferred Compensation Plan"), under which he or she can defer all or a portion of compensation paid by CSX until he or she ceases to be a director or has attained age 65, after which he or she will be paid in installments over a period not to exceed 15 years. The Deferred Compensation Plan also provides for payment to a designated beneficiary in the event of death prior to receipt of the full amount due. Amounts so deferred may be designated by the director to be credited to an Interest Account, a CSX Phantom Stock Account, or a combination of both. The Interest Account accrues interest, compounded quarterly, at rates that are reviewed and adjusted from time to time. An Enhanced Interest Account, to which deferrals could be directed in 1986, 1987, 1989 and 1990, accrues interest at a higher than market rate compounded annually. The rate may be adjusted from time to time. Amounts deferred to the Phantom Stock Account are treated as if they had been used to purchase CSX stock at the closing price on the date the fees would otherwise have been paid to the director. Participants in the Enhanced

                              - 9 -



       PAGE 10

Interest Account are also covered by an additional $10,000 death benefit. Messrs. Addison and Morcott have caused deferred compensation to be invested in the Phantom Stock Account where they had, as of December 31, 1993, accumulated the equivalent, respectively, of 1,323 and 780 shares.

       The Directors' Retirement Plan and the Deferred Compensation Plan provide that if the Board determines that a change of control of CSX has occurred, plan participants will be entitled to receive, within seven days of such determination, a lump sum cash payment equal to the present value of accrued benefits in the case of the Retirement Plan or a lump sum cash payment equal to the balance credited to directors' accounts in the case of the Deferred Compensation Plan.

       CSX directors participate in the CSX Directors' Charitable Gift Plan ("Gift Plan"). Participation in the Gift Plan begins when an individual has completed five consecutive years of service as a CSX director. Under the Gift Plan, the Company will make on behalf of each participant contributions totalling $1 million to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director's retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant's death. The Company is reimbursed for the charitable contributions as beneficiary under policies of insurance on the lives of certain participants. Premiums on the life insurance policies are paid by the Company. The directors who, as of the date of this Proxy Statement, have completed five years of consecutive service and thus are eligible to participate in the Gift Plan are Messrs. Addison, Gottwald, Snow and Sturgill.

       Directors also can participate in a CSX Directors' Matching Gift Program. Directors' contributions to colleges and universities and to certain organizations providing support to such institutions are matched on a one to one basis, up to $5,000 per year, per institution. The maximum amount which can be matched in any year is $25,000 per director. Directors who participated in the Matching Gift Program during 1993 and the amounts matched by the Company for contributions made by these directors in 1993 are as follows: Edward L. Addison - $2,500; Elizabeth E. Bailey - $500; Robert L. Burrus, Jr. - $7,431; Clifford M. Kirtland, Jr. - $300; Hugh L. McColl, Jr. - $25,000; Southwood J. Morcott - $2,000; Charles E. Rice - $8,900; William C. Richardson - $2,500; John W. Snow - $15,500; and William B. Sturgill - $5,000.

Certain Relationships and Related Transactions

       Hugh L. McColl, Jr., a director of the Company, is also Chairman and Chief Executive Officer of NationsBank Corporation. The Company has a $100 million credit facility with NationsBank Corporation.

       Charles E. Rice, a director of the Company, is also Chairman and Chief Executive Officer of Barnett Banks, Inc. The Company has a $20 million credit facility shared by two bank subsidiaries of Barnett Banks, Inc. In addition, in January 1992 an affiliate of Barnett Banks, Inc., purchased the stock of CSX Commercial Services, Inc., from the Company for approximately $7.5 million in cash, subject to subsequent balance sheet adjustments. CSX Commercial Services, Inc., which after its sale was renamed BTI Services, Inc., is headquartered in Jacksonville, Fla., and is engaged in the business

                             - 10 -



       PAGE 11

of servicing student loans. The Company agreed, as part of the sale, to indemnify the Barnett affiliate against certain contingent liabilities.

       In 1987, prior to the time of James W. McGlothlin's election as a director of CSX, The United Company, of which Mr. McGlothlin is Chairman and Chief Executive Officer, purchased from a wholly owned subsidiary of the Company a used Gulfstream aircraft at a cost of $6 million, with down payment in the amount of $1.2 million and an additional $800,000 which was paid upon delivery. The balance of $4 million, in the form of a promissory note bearing interest at the prime rate set by NationsBank, Charlotte, North Carolina, was payable in 10 consecutive annual installments beginning December 31, 1988. As of December 31, 1993, the total outstanding indebtedness was $1.6 million.

       McGuire, Woods, Battle & Boothe, the law firm in which Robert L. Burrus, Jr. is a partner and of which he is Chairman, regularly provides legal services to the Company and its subsidiaries.

Contractual Obligations

       The Board of Directors has determined that it is in the best interests of CSX and its shareholders to assure that the Company will have the continued dedicated services of its executive officers, notwithstanding the possibility, threat or occurrence of certain changes in control. Therefore, agreements were entered into with Messrs. Snow, Carpenter, Clancey and Ermer that relate to the officers' employment following certain changes of control. For Messrs. Snow, Carpenter and Ermer, the agreements were entered into in 1988. For Mr. Clancey, the agreement was entered into in 1994, and it supersedes an earlier agreement entered into in 1985. The term of each agreement is extended for an additional one-year period on the anniversary date of the agreement unless 60 days prior to any anniversary date CSX gives notice that the term will not be extended.

       Each agreement provides for the officer's continued employment until the earlier of either three years following a change of control event or normal retirement age as defined under CSX's retirement plans (the "Employment Period"). During the Employment Period, the officer will be entitled to a minimum annual salary and bonus in an amount equal to the annualized highest monthly salary and average annualized bonus paid during the 12 months immediately preceding the change of control event. The officer also will be entitled to participate in incentive, savings and other benefit programs on terms at least as favorable as those in effect during the 90 days preceding the change of control event.

       The agreements generally provide certain benefits if, following a change in control event, an officer's employment is terminated by the Company or its successor other than for cause, death or disability, or if the officer resigns for "good reason" such as a reduction in responsibilities. In such event, the Company will be obligated to pay to the executive through the date of termination the executive's annual base salary, a pro rata portion of the executive's annual bonus, an amount equal to three times the executive's annual salary and highest annual bonus within the 12 months preceding the change of control, all amounts of previously deferred compensation not yet paid by the Company and a lump sum retirement benefit equal to the difference between the present value of benefits receivable under CSX's retirement plans

                             - 11 -



       PAGE 12

(assuming such officer had continued to be employed for the Employment Period) and the actual present value of benefits to be received under such plans. CSX also will pay any excise tax or any interest or penalties incurred with respect to such an excise tax which may be imposed pursuant to Section 4999 of the Internal Revenue Code with respect to these lump sum payments.

       Pursuant to a June 1989 letter agreement with Mr. Davis, Executive
Vice President and Chief Operating Officer of CSXT, upon completion of 10 years of service with CSXT, the years of Mr. Davis' prior service with the Union Pacific Corporation will be included in the calculation of his CSX pension. Any benefits payable by CSX pension plans will be reduced by benefits paid by Union Pacific Corporation.

       In April 1990, pursuant to the 1987 Long-Term Performance Stock Plan ("1987 Plan"), the Company entered into Special Stock Award Agreements with Messrs. Carpenter and Davis. Under the terms of the Agreements, 20,000 shares of CSX common stock were awarded, conditioned on continued employment, to each of Messrs. Carpenter and Davis, one-half of the shares to be issued on the fifth anniversary, and the balance to be issued on the tenth anniversary of each agreement. In February 1994, the Company entered into a similar agreement with Mr. Clancey pursuant to which 10,000 shares of CSX common stock were awarded, conditioned on continued employment, with one-half of the shares to be issued on the fifth anniversary of the agreement, and the balance to be issued on the tenth anniversary of the agreement. In the case of all three agreements, the value of all dividends declared and payable during the period between award and issuance will be paid at the time the share awards are payable. All three agreements will be accelerated in the event of a change of control.

       On February 9, 1994, the Company entered into an agreement with Mr. Snow awarding him 500,000 non-qualified employee stock options with an exercise price of $89.875 per share. The options were awarded pursuant to the Company's 1987 Plan. The agreement will be accelerated in the event of a change of control. The options were granted in three tranches, each of which has restrictions which do not permit their exercise earlier than (a) passage of a vesting period, and (b) the price of CSX common stock achieving certain threshold levels for a period of 10 consecutive business days ("Price Threshold"). The first tranche of 100,000 options has a vesting period of three years and a Price Threshold of $100 per share; the second tranche of 150,000 options has a vesting period of four years and a Price Threshold of $110 per share; and the third tranche of 250,000 options has a vesting period of five years and a Price Threshold of $120 per share. As to each tranche, if Mr. Snow terminates employment for any reason other than death or disability prior to the satisfaction of the vesting periods and Price Thresholds, the options granted as part of that tranche are forfeited. The agreement includes restrictions on Mr. Snow's ability to sell any shares realized through exercises of options granted pursuant to the agreement. Those restrictions terminate in the event of Mr. Snow's death or disability or in the event of a change of control.






                             - 12 -



       PAGE 13

Security Ownership of Directors, Nominees and Executive Officers
                                     Amount and Nature of Beneficial Ownership (Note 1)

                                                                         Shares for
                                                                           Which
                                                                         Beneficial
                                             Stock                       Ownership
                                            Purchase       Other           can be         Total    Percent
                                              and          Shares      Acquired within  Beneficial    of
                Name of                     Loan Plan   Beneficially      60 Days       Ownership   Class
Title of Class  Beneficial Owner            (Note 2)       Owned          (Note 3)      (Note 4)   (Note 4)
CSX Corp.       Edward L. Addison                N/A       1,904            N/A           1,904        *
Common Stock    Elizabeth E. Bailey              N/A       1,862            N/A           1,862        *
$1 Par Value    Robert L. Burrus, Jr.            N/A         651            N/A             651        *
                Bruce C. Gottwald                N/A       6,052            N/A           6,052        *
                John R. Hall                     N/A       1,000            N/A           1,000        *
                Clifford M. Kirtland, Jr.        N/A       2,161            N/A           2,161        *
                  (Note 5)
                Robert D. Kunisch                N/A       1,366            N/A           1,366        *
                Hugh L. McColl, Jr.              N/A       1,362            N/A           1,362        *
                James W. McGlothlin (Note 6)     N/A      53,864            N/A          53,864        *
                Southwood J. Morcott             N/A       1,606            N/A           1,606        *
                Charles E. Rice                  N/A       2,064            N/A           2,064        *
                William C. Richardson            N/A         264            N/A             264        *
                Frank S. Royal                   N/A         500            N/A             500        *
                William B. Sturgill              N/A       2,455            N/A           2,455        *

                John W. Snow                 131,960     123,467        381,365         636,792        *
                Alvin R. Carpenter            52,207      53,922         24,000         130,129        *
                Jerry R. Davis                40,870      40,214         16,600          97,684        *
                John P. Clancey               40,870      29,533         16,600          87,003        *
                James Ermer                   31,581      56,084         81,132         168,797        *

                Executive officers as a
                group (17 persons, including
                those named above) and all
                directors and nominees       548,030     611,849        977,146       2,137,025     1.97

                FMR Corp. (Note 7)
                82 Devonshire Street,
                Boston, MA 02109                 N/A   9,860,766            N/A       9,860,766     9.10

Notes to Security Ownership of Directors, Nominees and Executive Officers

Note 1 Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 4, 1994.

Note 2 This column reflects grants under the 1991 Stock Purchase and Loan Plan ("SPLP"). There were separate offerings under the SPLP in 1991 and 1992. There were no awards or stock issuances under the SPLP during 1993.

       Pursuant to the SPLP, the Board's Compensation and Pension Committee, as administrator, granted purchase awards to each participant. Each participant could subscribe to all, a portion, or none of the purchase award offered. Upon subscription to the purchase award, the participant was required to tender to the Company 5 percent of the purchase price of the shares, which could be borrowed from the

                             - 13 -



       PAGE 14

       Company (the "Downpayment Loan"). The participant was required to borrow the remaining balance of 95 percent of the purchase price through a loan from the Company (the "Purchase Loan"). The purchase price for shares purchased pursuant to the SPLP in 1991 was $48.325 per share, and the purchase price for shares issued in 1992 was $64.325 per share. These prices were, for each of the two offerings, the average of the closing price on the New York Stock Exchange for the five business days preceding commencement of the period during which any employee's commitment to purchase had to be made.

       In the case of the 1991 offering, each Purchase Loan has a term of five years, but can be prepaid without penalty after three years. The loans bear interest at the rate of 7.87 percent per annum, compounded semiannually. Purchase Loans for shares offered in July 1992 have terms of four years, but are prepayable without penalty after two years. At the request of the borrower, the Purchase Loans can be extended one additional year. These loans bear interest at the rate of 6.74 percent per annum. Purchase Loans are non-recourse to the borrower, and each is secured by all of the shares of stock purchased. Dividends paid on shares held as security under the Purchase Loans are applied against accrued and unpaid interest. The terms of the Downpayment Loans parallel those of the Purchase Loans except that the Downpayment Loans are recourse loans and are secured by shares of CSX stock provided by the borrower.

       Under the terms of the SPLP, as of August 1, 1993, the principal balance and interest under each Purchase Loan was subject to various adjustments as a result of the market price of the common stock having equalled or exceeded certain threshold levels for a period of 10 consecutive business days. These adjustments on the Purchase Loans consisted of forgiveness of the Interest Spread (the difference between accrued interest on the Downpayment Loan and any dividends on the shares purchased) and a reduction of 25 percent of the purchase price. The table below reflects Purchase Loan balances both before and after such adjustments. The benefits of the adjustments described are not available to participants exiting the SPLP prior to August 1, 1994.

       Dividends on the stock held as collateral under Downpayment Loans are paid directly to the borrower. Interest on the down payment notes was forgiven as a result of the market price of the CSX common stock having equalled or exceeded certain threshold levels for a period of 10 consecutive business days after August 1, 1993. The table below reflects Downpayment Loan balances both before and after adjustments are made.

       For Messrs. Snow, Carpenter, Davis, Clancey and Ermer, the number of shares purchased pursuant to the SPLP, the purchase price for those shares, and the aggregate loan balances as of December 31, 1993, both with and without the adjustments described above, are indicated in the following table. Messrs. Snow, Carpenter, Davis, Clancey and Ermer all took Downpayment Loans for 5 percent of the purchase price of shares.


                             - 14 -



       PAGE 15

                                                  Unadjusted      Unadjusted      Adjusted       Adjusted
                       Number of                 Purchase Loan   Down Payment   Purchase Loan   Downpayment
                        Shares       Purchase      Balances      Loan Balances    Balances     Loan Balances
Name                   Purchased       Price      12/31/93(i)     12/31/93(ii)   12/31/93(iii)  12/31/93(iv)
J.W. Snow                131,960   $ 6,376,967    $ 6,704,916     $  379,491     $ 4,463,877    $  318,848
A.R. Carpenter            52,207     2,704,295      2,809,025        157,478       1,893,007       135,215
J.R. Davis                40,870     1,975,043      2,076,613        117,534       1,382,530        98,752
J.P. Clancey              40,870     2,253,843      2,316,963        128,817       1,577,690       112,692
J. Ermer                  31,581     1,526,152      1,604,637         90,821       1,068,306        76,308

All executive officers as a group
(17 persons, including those
named above)             548,030   $27,162,270    $28,430,637     $1,603,494     $19,013,589    $1,358,113

       (i) Unadjusted Purchase Loan balances include principal equal to 95 percent of the actual cost of the common stock and accrued interest net of dividends applied.

       (ii) Unadjusted Downpayment Loan balances include principal equal to 5 percent of the actual cost of the common stock and accrued interest.

       (iii) Adjusted Purchase Loan Balances reflect reduction of the Unadjusted Purchase Loan Balance by the Interest Spread and 25 percent of the Purchase Price, as a result of achievement of the thresholds discussed above.

       (iv) Adjusted Downpayment Loan Balances reflect reduction of the Unadjusted Downpayment Loan Balance by the accrued interest on the Downpayment Loan as a result of achievement of the thresholds discussed above.

Note 3 Represents shares under options or stock appreciation rights exercisable within 60 days, based on the market price of CSX common stock on March 4, 1994.

Note 4 Based on number of shares outstanding of 108,365,812 on March 4, 1994, including 3,716,887 shares deemed outstanding for which beneficial ownership can be acquired within 60 days. An asterisk (*) indicates that ownership is less than one percent of class.

Note 5 Mr. Kirtland will retire as a director on May 3, 1994.

Note 6 Mr. McGlothlin's ownership includes 51,000 shares of common stock as a result of stock holdings by affiliates of Mr. McGlothlin in which he shares voting and investment power.

Note 7 Information reported is derived from a Schedule 13G of FMR Corporation dated February 11, 1994, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 773,887 shares, and has the sole power to dispose or to direct the disposition of 9,860,766 shares. Shares outstanding as of March 4, 1994 have been used to determine percent of class.


                             - 15 -



       PAGE 16

Executive Compensation

       The individuals named below (the "Named Executives") include the Company's Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the end of the fiscal year ending December 31, 1993. Information is provided for the fiscal years ending on December 31 of the years shown.

                                                    Summary Compensation Table
                                    Annual Compensation                   Long-Term
                                                                     Compensation (Note 2)
                                                                       Awards     Payouts

                                                        Other        Securities
                                                        Annual       Underlying    LTIP       All Other
                                                     Compensation      Options/   Payouts   Compensation
Name and                                                  ($)          SARs (#)     ($)          ($)
Principal Position    Year    Salary ($)  Bonus ($)    (Note 1)        (Note 3)   (Note 4)    (Note 5)
John W. Snow          1993    $746,758     $850,894    $56,146         76,200   $1,585,395     $98,605
Chairman, President   1992     746,758      700,060     50,070         76,200      842,100      85,004
& CEO                 1991     669,504      565,698        N/A         66,700      396,694         N/A

Alvin R. Carpenter    1993     432,475      417,094        N/A         24,000      647,280      18,986
President & CEO,      1992     380,988      367,140        N/A         24,000      312,554      16,367
CSXT                  1991     321,360      197,590        N/A         15,898      217,905         N/A

Jerry R. Davis        1993     360,566      347,642        N/A         16,600      587,064      19,993
Executive Vice        1992     360,471      313,406        N/A         16,600      297,291      17,235
President & COO,      1991     321,360      197,590        N/A         15,898      175,555         N/A
CSXT

John P. Clancey       1993     382,450      254,142        N/A         16,600      614,296           0
President & CEO,      1992     369,004      244,546        N/A         16,600      256,089           0
Sea-Land              1991     253,959      158,933        N/A          8,096      157,086         N/A

James Ermer           1993     309,012      254,134        N/A         12,900      505,817       6,298
Senior Vice           1992     309,012      205,958        N/A         12,900      268,645       5,429
President - Finance   1991     283,254      169,870        N/A         11,714      194,460         N/A

Notes to Summary Compensation Table

Note 1 In 1993, the only perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to a named officer were, in the case of Mr. Snow, premiums for life insurance of $31,657. In 1992, the only such perquisites or other personal benefits for Mr. Snow were premiums for life insurance of $24,369.

Note 2 During 1993, no restricted stock was outstanding, therefore, no "Restricted Stock Award" column has been included.

Note 3 Represents number of employee stock options granted. Stock appreciation rights ("SARs") were not granted in 1991, 1992 or 1993.

Note 4 LTIP (Long-Term Incentive Plan) payouts for 1993 represent the fair market value of $89.875 per share of performance shares awarded pursuant to 1987 Long-Term Performance Stock Plan on February 9, 1994, the date of the award. Tax valuation may differ. (See also, the

                             - 16 -



       PAGE 17

       Long-Term Incentive Plans - Awards in Last Fiscal Year table on page 18 and Note 2 to the Security Ownership of Directors, Nominees and Executive Officers table on page 13, regarding the Company's 1991 Stock Purchase and Loan Plan and awards made pursuant to it.)

Note 5 Amounts shown are comprised of the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988 and 1989.

         Option/SAR Grants in Last Fiscal Year (Note 1)
                                                                                                Grant Date
                                                      Individual Grants                            Value

                           Number of Securities    Percent of Total
                               Underlying             Options/SARs
                              Options/SARs             Granted to                               Grant Date
                                Granted               Employees in   Exercise or                  Present
                                  (#)                  Fiscal Year    Base Price     Expiration    Value
Name                            (Note 2)                (Note 3)      ($/Share)         Date      (Note 4)
John W. Snow                     76,200                   6.8%         $73.375         4/27/03  $2,143,506
Alvin R. Carpenter               24,000                   2.1           73.375         4/27/03     675,120
Jerry R. Davis                   16,600                   1.5           73.375         4/27/03     466,958
John P. Clancey                  16,600                   1.5           73.375         4/27/03     466,958
James Ermer                      12,900                   1.2           73.375         4/27/03     362,877


Notes to Option/SAR Grants Table

Note 1 SARs were not granted during 1993.

Note 2 Stock options granted to employees on April 27, 1993, were granted at the fair market value as of the date of the grant. In addition, the options are subject to an exercisability restriction, becoming exercisable in three tranches, each of which equals one-third of the total grant, at such time as the mean daily price of CSX common stock has remained for 10 consecutive business days at a price per share, for each tranche respectively, of $78.375, $83.375 and $88.375. However, regardless of whether the stock price-related exercisability restrictions are satisfied, the options may not be exercised until one year after the date of the grant.

Note 3 A total of 1,116,900 employee stock options was granted on April 27, 1993.

Note 4 The present value of options granted has been reported using the Black-Scholes option pricing model. These values assume: grant date - April 27, 1993; exercise price - $73.375 (mean price on grant date); closing price on grant date - $72.625; assumed exercise date - April 26, 2003; risk free rate of return - 6.0% (10-year U.S. Treasury note yield on April 27, 1993); dividend at time of grant - $0.38 per share per quarter; volatility assumption - 25%.





                             - 17 -



       PAGE 18

     Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
                                                                                Value of Unexercised
                                                Number of Securities                In-the-Money
                                               Underlying Unexercised          Options/SARs at FY-End
                                               Options/SARs at FY-End                (Note 2)

                      Shares       Value
                    Acquired on   Realized ($)  Exercisable  Unexercisable   Exercisable  Unexercisable
Name                Exercise (#)   (Note 1)         (#)            (#)            ($)          ($)
John W. Snow           50,000      $2,246,875      327,480        76,200     $13,784,267      $714,375
Alvin R. Carpenter     24,000         420,000            0        24,000               0       225,000
Jerry R. Davis         15,898         523,640       16,600        16,600         335,113       155,625
John P. Clancey        26,407       1,067,488       16,600        16,600         335,113       155,625
James Ermer                 0               0       74,094        12,900       3,309,792       120,937

Notes to Aggregated Option/SAR Exercise Table

Note 1 Value realized represents the difference between the exercise price of the option or SAR and the fair market value of CSX common stock on the date of exercise.

Note 2 Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding option/SAR grants and $82.75, the mean value of CSX common stock on December 31, 1993.


                     Long-Term Incentive Plans -- Awards in Last Fiscal Year
                                                                       Estimated Future Payouts
                                                                  Under Non-Stock Price-Based Plans

                    Number of Shares,      Performance or
                     Units or Other      Other Period Until       Threshold     Target     Maximum
Name               Rights (#)(Note 1)   Maturation or Payout         (#)          (#)         (#)
John W. Snow              19,000               3 years              2,470       12,730      19,000
Alvin R. Carpenter         7,400               3 years                962        4,958       7,400
Jerry R. Davis             6,300               3 years                819        4,221       6,300
John P. Clancey            6,300               3 years                819        4,221       6,300
James Ermer                5,700               3 years                741        3,819       5,700

Notes to Long-Term Incentive Plan Table

Note 1 Represents the number of performance shares granted on April 27, 1993, pursuant to the 1987 Long-Term Performance Stock Plan. The final payouts in CSX stock are based on the financial performance of the participant's business unit over a three-year period. Performance is measured by the business unit's return on invested capital. The estimated threshold payout was calculated at 13% of the performance shares granted and represents the number of shares of CSX stock that would be awarded if a specified minimum level of financial performance is achieved by the participant's business unit. The estimated target payout was calculated at 67% of the performance shares granted and represents the number of shares of CSX stock that would be awarded if a specified interim level of financial

                             - 18 -



       PAGE 19

       performance is achieved by the participant's business unit. The maximum equals 100% of the performance shares granted on April 27, 1993. The levels of financial performance that must be achieved are established at the beginning of each year of the three-year performance cycle based on performance during the prior year. No awards were made under the 1991 Stock Purchase and Loan Plan during 1993.

                       Pension Plan Table
   Average Compensation                          Gross Annual Pension Payable Before Offset
  During Five Consecutive                         for Railroad Retirement of Social Security
    Years of Highest Pay                        Annuity Based on Creditable Years of Service of:

                              15 Years   20 Years   25 Years   30 Years   35 Years   40 Years   44 Years
        $  400,000              90,000    120,000    150,000    180,000    210,000    240,000    264,000
           600,000             135,000    180,000    225,000    270,000    315,000    360,000    396,000
           800,000             180,000    240,000    300,000    360,000    420,000    480,000    528,000
         1,000,000             225,000    300,000    375,000    450,000    525,000    600,000    660,000
         1,200,000             270,000    360,000    450,000    540,000    630,000    720,000    792,000
         1,400,000             315,000    420,000    525,000    630,000    735,000    840,000    924,000
         1,600,000             360,000    480,000    600,000    720,000    840,000    960,000  1,056,000
         1,800,000             405,000    540,000    675,000    810,000    945,000  1,080,000  1,188,000

       Retirement benefits under funded and unfunded non-contributory pension plans ("Pension Plans") of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. (Compensation items listed in the Summary Compensation Table on page 16 covered by the Pension Plans are Base Salary and Bonus.) The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average compensation for the highest 60 consecutive months of service. The formula also takes into account retirement benefits under the Social Security Act or Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum on total service.

       The above table sets forth the estimated annual benefits payable, before offset for the Social Security or Railroad Retirement annuity, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement at the normal retirement age after selected periods of service and in specified compensation groups. As of December 31, 1993, the individuals named in the Summary Compensation Table had the following credited years of service: Mr. Snow, 26.0 years; Mr. Carpenter, 36.5 years; Mr. Davis, 4.5 years; Mr. Clancey, 26.8 years; and Mr. Ermer, 31.1 years.

       The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans which are not funded.
                             - 19 -



       PAGE 20

        Report of the Compensation and Pension Committee
                Concerning Executive Compensation

Administration of Compensation Programs

       The Compensation and Pension Committee ("Committee") reviews and approves compensation for senior executives of CSX, including the Chief Executive Officer and the other executives whose compensation is described in this Proxy Statement. The Committee is composed entirely of outside directors.

Compensation Philosophy

       The Committee and the Board of Directors of CSX believe that shareholder value depends upon closely aligning the financial interests of shareholders with those of the Company's employees, including its senior executives. The Company relies heavily on incentive compensation programs to motivate employees. These programs are variable and tied to business unit and individual performance. Paid in cash and in stock, these plans place "at risk" a major portion of senior executives' compensation to encourage sharp and continuing focus on building shareholder value. The Company expects executives to acquire and hold significant amounts of stock and, in part, the Company's compensation programs are designed to accomplish that objective.

Components of the Compensation Program

       The Committee believes that competitive compensation packages help the Company attract and retain highly motivated and effective executives. The compensation package for senior executives is composed of base salary, annual bonus and long-term incentives, including stock options and performance shares.

       The Committee compares the value of total compensation paid to senior executives to that paid by companies of similar size. Specifically, the Committee considers compensation paid at companies with revenues of $6 to $10 billion annually, in transportation and other industries. Those approximately 70 companies participate in surveys conducted by nationally recognized outside consultants and are identified by such consultants as companies with which CSX may compete for executive talent. The comparison companies are not identical to those included in the Dow Jones Transportation Average described in the Performance Graph. When analyzing the components of compensation, the Committee generally seeks to provide overall compensation for senior executives up to the 85th percentile of the comparison companies if business unit financial and strategic objectives are fully met.

       Base Salary. Base salaries are targeted around the 50th percentile of salaries paid for similar positions at the comparison companies. When determining salary adjustments, the Committee also considers the objective measures of the Company's performance described elsewhere in this report, such as return on invested capital and the subjective evaluation of the senior executive's contribution to that performance.

       Annual Bonus. Under the Management Incentive Compensation Plan ("MICP"), annual incentive bonuses are payable in cash based on business unit performance. If the proposed Senior Management Incentive Compensation Plan

                             - 20 -



       PAGE 21

described in this Proxy Statement (the "SMICP") is adopted, future bonuses will be paid to the Chief Executive Officer and the other executives whose compensation is described in this Proxy Statement under the SMICP. Under either the MICP or SMICP, total annual cash compensation (salary plus bonus) generally would be targeted at the 75th percentile of the comparison companies if the business unit and individual objectives were met.

       Each position has a bonus award formula which sets forth opportunities (expressed as a percentage of base salary) that a senior executive may receive. Awards depend upon the financial and strategic performance of the business unit against measures established prior to the beginning of each year. Under the MICP, two thirds of bonus awards are determined by objective financial measures, specifically, a business unit's return on invested capital earned for the year, compared to the Company's cost of capital. The balance of the bonus award is determined by accomplishment of strategic objectives, including increased free cash flow, shareholder value created, capital market access, successful investor relations and safety improvements. For any bonus paid under the proposed SMICP, all of the award would be determined entirely by objective measures.

       Long-term Incentives. Long-term incentives paid under the Long-Term Performance Stock Plan generally take the form of stock option grants and performance share awards. The ultimate value of these long-term incentives depends entirely on the value of the Company's stock and, consequently, the creation of shareholder value.

       Stock option grants in 1993 were targeted, based on grant date value, at the 75th percentile of the comparison companies. Those options vest within one year but are only exercisable if the stock price reaches certain threshold levels that are established at the time of the option grant.

       Performance share grants are established at the beginning of three-year cycles. When establishing grant levels, the Committee considers historical grants, stock price and business unit financial objectives. The actual award is made at the conclusion of the three-year cycle based on financial performance of each business unit as determined by the average return on invested capital earned during the period.

Tax Considerations

       In 1993 Congress enacted legislation that eliminated federal income tax deductions for certain compensation over $1 million paid to the Chief Executive Officer and the other four most highly compensated executives required to be named in the annual Proxy Statement. Beginning in 1994, the new law generally eliminates such deductions unless compensation is awarded under plans meeting a number of requirements based upon objective performance standards and advance shareholder approval.

       The Company's compensation program for senior executives has both objective and discretionary elements. The Committee wishes to maximize deductibility of compensation payments and, to that end, is seeking shareholder approval of the SMICP and qualifying amendments to the 1987 Plan, which is the plan under which long-term incentive payments are made. However, the Committee does not believe the new tax law requirements are fully

                             - 21 -



       PAGE 22

consistent with sound senior executive compensation policy. Specifically, to achieve full tax deductibility, the tax law requirements do not afford companies flexibility to respond to changing market conditions, to reflect subjective performance factors or to reward extraordinary performance of an unforeseen type. To ensure such flexibility, the Committee reserves the right to make additional incentive payments that may not qualify for deduction if the recipient's compensation exceeds the $1 million limit.

CEO Compensation

       In 1993, the most highly compensated officer was Mr. Snow. His base salary was slightly below the median of the comparison companies, which reflects the Committee's focus on pay for performance and the desire to motivate employees, particularly the Chief Executive Officer, through variable, versus fixed, compensation. Mr. Snow's 1993 base salary was unchanged from the year before.

       Mr. Snow's 1993 annual bonus was based on a review of his and the Company's financial and strategic accomplishments. The Committee was very pleased with the progress of the Company during that period and granted Mr. Snow an award equal to 117 percent of his base salary during 1993.

       In awarding the bonus, the Committee considered financial and strategic performance. Most notably, the Company achieved its key financial objective of having each of its major operating units meet or exceed its cost of capital. In addition, the Company's 1993 consolidated operating revenue was higher than 1992, despite external difficulties such as declines in export coal, a prolonged coal strike, major storms in the Southeast, and disruptive Midwest flooding. The Company's 1993 consolidated operating expense was lower than 1992, reflecting a sharp focus on cost controls and expense reductions to offset revenue losses resulting from the extraordinary external events mentioned. Furthermore, a major strategic accomplishment was successful completion of reduced crew consist agreements with rail labor, which will yield measurable cost savings in future years. The Committee believes these 1993 successes can largely be attributed to Mr. Snow's focus on customers, core businesses and management accountability.

       The largest portion of Mr. Snow's 1993 compensation was in the form of long-term incentives (performance shares and stock options). His 1993 performance share and stock option grants were approximately at the 75th percentile of the comparison companies based on grant date value. The actual long-term value of these grants depends upon the creation of future shareholder value.

       During Mr. Snow's approximately three-year tenure as Chairman and Chief Executive Officer, the Company's stock price has reached record highs, increasing by more than 130 percent, from around $35.50 to $81.88 per share at the end of 1993. During his three-year tenure, the Company's average annual return to shareholders, including dividends, was 43 percent, while the average annual return of the Company's peer group described in the Performance Graph was 26 percent, and the S&P 500 index average annual return was 15 percent. This performance added $6.1 billion to shareholder value during this three-year period. Moreover, in 1993, the Company increased its dividend by about 16%, reflecting success in achieving another key financial objective, the generation of free cash flow.
                             - 22 -



       PAGE 23

       In addition to meeting financial and strategic objectives, the Committee believes Mr. Snow has strengthened the Company's relationships with the investment community, has generated confidence and enthusiasm among the Company's employees and has demonstrated leadership in the U.S. business community through his activities in government projects and key business groups.


                                   Compensation and Pension Committee

                                        William B. Sturgill, Chairman
                                        Robert L. Kunisch
                                        Southwood J. Morcott
                                        William C. Richardson,
                                          the entire Committee



                                                  Richmond, Virginia
                                                  February 8, 1994



































                             - 23 -



       PAGE 24

2.     APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       As recommended by the Audit Committee, the Board of Directors designated, subject to ratification by the shareholders, the firm of Ernst & Young as independent auditors to audit and report on CSX's financial statements for the year 1994. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board in order to give the shareholders the final choice in the designation of independent auditors.

       Ernst & Young has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

       Representatives of Ernst & Young will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

   The Board of Directors recommends a vote FOR this proposal.


3. APPROVAL OF AMENDMENTS TO AND RESTATEMENT OF THE 1987 LONG-TERM PERFORMANCE STOCK PLAN

       On February 9, 1994, the Board of Directors, acting on the recommendation of the Compensation and Pension Committee, amended and restated the 1987 Long-Term Performance Stock Plan (the "1987 Plan") effective as of May 3, 1994, and directed that the restated 1987 Plan be submitted to the shareholders for their approval.

       As approved by the shareholders in 1987 and amended with their approval in 1991, the 1987 Plan presently sets a maximum authorization of 11,000,000 shares of common stock that may be issued with respect to options and awards. At present, there are approximately 874,000 of these shares remaining available for future grants.

       The Board of Directors believes that the 1987 Plan has been effective in helping the Company to attract and retain outstanding individuals as officers and key employees and to furnish motivation for the achievement of long-term objectives through opportunities to acquire CSX common stock or monetary payments based on the value of such stock or the financial performance of CSX, or both. In addition, the Board also believes that certain amendments to the Plan are advisable for administrative purposes and to permit the Company to continue to take certain deductions for executive compensation in excess of $1 million pursuant to the Omnibus Budget Reconciliation Act of 1993 (the "1993 Tax Act"). Accordingly, the Board of Directors on February 9, 1994, adopted amendments to the 1987 Plan, subject to shareholder approval, to increase the number of shares available for issuance under the 1987 Plan by an additional 5,000,000; to clarify the rights of participants in the 1987 Plan upon termination or separation from employment; to eliminate Limited Stock Appreciation Rights from the Plan; and to extend the termination date of the Plan from December 10, 1996, to May 2, 1999.

                             - 24 -



       PAGE 25

       The principal features of the proposed amendment to the 1987 Plan are summarized below. The summary is qualified by reference to the complete text of the 1987 Plan, as amended and restated, which is attached as Appendix A.

Incentive Opportunities

       The 1987 Plan provides for the grant to officers and key employees of CSX and of its subsidiaries selected by the Committee of incentive opportunities (Incentives) in any one or a combination of forms, consisting of Incentive Stock Options (ISOs), Non-Qualified Stock Options (NQSOs), Stock Appreciation Rights (SARs), Performance Share Awards, Performance Unit Awards, or Restricted Stock Awards. It is intended that the Incentives provided under the 1987 Plan will be treated as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. As amended, the 1987 Plan also specifies the maximum number of shares of CSX common stock with respect to which Incentives can be granted during any plan year.

       The number and type of awards that may be granted in the future under the 1987 Plan, as well as the number of eligible employees who may be granted such awards, are not determinable at this time. Currently, there are approximately 340 active employees who are participants in the 1987 Plan. The awards made under the 1987 Plan during the year 1993 are shown on the "Option/SAR Grants in Last Fiscal Year" table on page 17, the "Long-Term Incentive Plans - Awards in Last Fiscal Year" table on page 18 and the "New Plan Benefits" table on page 28.

Additional Shares Authorization

       Since the 1987 Plan's inception, approximately 5.3 million shares of CSX common stock, par value $1.00 per share have been issued and approximately
4.8 million shares are presently reserved for issuance under authorized grants. There are currently approximately 874,000 shares available for future grants. The amendment would increase this number by 5,000,000 shares and would allow shares surrendered in connection with the exercise of Incentives to be available for future grant, with certain limitations relevant to executive officers subject to the Securities Exchange Act of 1934.

Terms of Incentives

       The 1987 Plan provides that the exercise price of any ISO or NQSO shall be not less than the fair market value of the common shares on the date that the option is granted. Payment of the purchase price for option stock can be made in cash or by delivery of other common shares of CSX, or a combination of both. Under the proposed amendments the Committee would be authorized to adopt programs and procedures for loans to be made by CSX to any option holder to acquire or carry options shares. The Committee is not presently contemplating any such loan program.

       The period of any option will be determined by the Committee, but no options granted may be exercised earlier than one year after the date of grant nor later than 10 years after the date of grant. The Committee may add restrictions or conditions on the exercise of options in addition to the one-year holding requirement. The proposed amendments to the 1987 Plan provide special rules covering the time and exercise of options in cases of death,

                             - 25 -



       PAGE 26

disability, retirement or other termination of employment. The 1987 Plan also provides that, notwithstanding any other provision, upon the occurrence of a Change in Control (as defined in the 1987 Plan), all Incentives, whether or not then exercisable, will be accelerated.

Termination Provisions

       The 1987 Plan currently provides that it will terminate, if not sooner terminated, on December 10, 1996. In order to make the benefits of the 1987 Plan available to the Company for a longer period, the proposed amendments will extend the automatic termination date to May 2, 1999.

       Incentives granted under the 1987 Plan are exercisable only by a participant during lifetime and are non-assignable and non-transferable, except that upon a participant's death Incentives may be exercised by the person to whom such right passes by will or by the laws of descent and distribution. The proposed amendments would permit the Incentives to be exercised by a beneficiary designated by a participant or by the executor of the participant's estate.

Federal Income Tax Consequences

       Under existing law and regulations, the grant of NQSOs and SARs will not result in income taxable to the employee or provide a deduction to CSX. However, the exercise of a NQSO or an SAR results in taxable income to the employee and CSX is entitled to a corresponding deduction. At the time of the exercise of a NQSO, the amount so taxable and so deductible will be the excess of the fair market value of the shares purchased over their option price. Upon the exercise of an SAR, the participant will be taxed at ordinary income tax rates on the amount of the cash and the fair market value of the shares received, and CSX will be entitled to a corresponding deduction.

       If ISO shares are held two years from the date of grant and one year from the date of exercise, then a sale will result in any increment in value from the date of grant being treated as capital gains for federal income tax purposes. If ISO shares are sold prior to expiration of the above period, then any increment in value will be treated as ordinary income to the individual and CSX will be entitled to a deduction for all amounts included in the employee's federal taxable income as a consequence of such disqualifying disposition. There is a $100,000 per employee limitation on the value of ISOs exercisable in any one calendar year.

       An employee who is granted a Restricted Stock Award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code. Upon lapse or release of the restrictions, the participant will be taxed at ordinary income tax rates on an amount equal to either the current fair market value of the shares (in the case of lapse or termination) or the sale price (in case of a sale). CSX will be entitled to a corresponding tax deduction.

       A participant will realize ordinary income as a result of Performance Share Awards and Performance Unit Awards at the time common shares are transferred or cash is paid in an amount equal to the value of the shares

                             - 26 -



       PAGE 27

delivered plus the cash paid. CSX will be entitled to a corresponding tax deduction.

Effect on Earnings

       Currently, neither the grant nor the exercise of an ISO or a NQSO under the 1987 Plan will result in any charge to pretax earnings. Grants of restricted stock result in a charge to pretax earnings upon issuance of the stock. All other incentive opportunities provided by the 1987 Plan will require a pretax charge to earnings accrued over an appropriate period of time, based on the difference between fair market value of the shares or award and the grant price.

Vote Required

       The affirmative vote of the majority of shares represented at the meeting and entitled to vote thereon will be required for adoption of the Amendments to the 1987 Long-Term Performance Stock Plan. For this purpose, abstentions will be treated as "no" votes, and broker "non-votes" will not be counted.

The Board of Directors recommends a vote FOR the proposal to amend the
             1987 Long-Term Performance Stock Plan.


4.     APPROVAL OF 1994 SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

       On February 9, 1994, the Board of Directors, acting on the recommendation of the Compensation and Pension Committee, approved and adopted the CSX Corporation Senior Management Incentive Compensation Plan (the "SMICP") effective as of January 1, 1994, and directed that it be submitted to the shareholders for their approval. The Board of Directors believes that the SMICP is important to encourage the senior management of CSX Corporation to achieve planned financial goals in order to increase shareholder value. It is intended that awards under the SMICP based solely on the achievement of financial objectives will be treated as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code that will qualify for exclusion from the $1 million limitation on deductibility of executive compensation under the Omnibus Budget Reconciliation Act of 1993. Awards under the SMICP will constitute a portion of annual bonus for employees covered by the plan.

       The following summary description of the SMICP is qualified in its entirety by reference to the full text of the SMICP, which is attached to this Proxy Statement as Appendix B.

Administration of the SMICP

       The SMICP will be administered by a Committee (the "Committee") comprised of members of the Board of Directors who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code, and who are not eligible to participate or to receive any benefits pursuant to the SMICP. Awards under the SMICP will be paid in cash only. Only those employees whose compensation is anticipated to be subject to the provisions of Section 162(m)

                             - 27 -



       PAGE 28

of the Internal Revenue Code that relate to deductibility of executive compensation and who are designated by the Committee prior to the beginning of the plan year will be covered employees for purposes of the SMICP. At the end of each plan year, the Committee will approve incentive awards based on the achievement of the previously approved financial performance objectives.

Vote Required

       The affirmative vote of the majority of shares represented at the meeting and entitled to vote thereon will be required for adoption of the SMICP.

Other Information

       Because the amount to be earned and paid to participants in the SMICP for 1994 and future years is dependent on the financial performance of the participant's business unit, it is impossible to calculate the future awards to each participant. However, had the SMICP been in effect for calendar year 1993, the following amounts would have been paid under the SMICP, based on the levels of financial performance measures and award opportunities that have been established for 1994.

                        New Plan Benefits
                              SMICP                           Awards During 1993 Under 1987 Plan
                                                        Stock Options                  Performance Shares
                                                ----------------------------       -------------------------
                          Dollar Value ($)                  Grant Date Value
Name                        (Note 1)               (#)         $(Note 2)           #(Note 3)       $(Note 4)
John W. Snow                 $650,329            76,200        $2,143,506           19,000        $1,585,395
Alvin R. Carpenter            318,780            24,000           675,120            7,400           647,280
Jerry R. Davis                265,699            16,600           466,958            6,300           587,064
John P. Clancey               224,247            16,600           466,958            6,300           614,296
James Ermer                   194,108            12,900           362,877            5,700           505,817

Executive officers as a group
(17 persons, including
those named above)         $1,653,163           238,400        $6,706,192           82,400        $7,907,742

Non-executive officer
employee group                    N/A           878,500       $24,712,205           47,000       $33,468,820


Notes to New Benefits Plans Table

Note 1 Represents value of awards that would have been paid had the SMICP been in effect for calendar year 1993, based on the levels of financial performance measures and award opportunities that have been established for 1994.

Note 2 This is a hypothetical valuation using a modified Black-Scholes valuation formula. See Note 4 to the Option Grant table on page 17 for an explanation of the assumptions used in determining this valuation.



                             - 28 -



       PAGE 29

Note 3 Represents the number of performance shares granted on April 27, 1993. See Note 1 to the Long-Term Incentive Plan table on page 18 for a detailed description of these awards.

Note 4.Represents the fair market value of $89.875 per share of performance shares awarded on February 9, 1994, for the 1991-92-93 performance cycle.

The Board of Directors recommends a vote FOR the proposal to approve the 1994 Senior Management Incentive Compensation Plan.

ADDITIONAL INFORMATION

Voting Procedures

       Votes are tabulated by three Inspectors of Election. Except as noted with respect to the 1987 Plan, abstentions and broker "non-votes" are not considered to be voting "for" or "against" any proposal or any person nominated for director. The Company's by-laws provide that a majority of the outstanding shares of stock entitled to vote constitute a quorum at any meeting of shareholders. In accordance with the law of Virginia, the Company's state of incorporation, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present.

Date for Receipt of Shareholder Proposals

       Shareholder proposals for inclusion in the Proxy Statement for the 1995 Annual Meeting of Shareholders must be received at the principal executive offices of CSX on or before November 10, 1994.

Solicitation of Proxies

       The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, at no additional compensation, may request the return of proxies by personal conversations or by telephone, telecopy or telegraph. It is also expected that, for a fee of $10,000 plus reimbursement of certain expenses, additional solicitation will be made by personal interview, telephone, telecopy and telegraph under the direction of the proxy solicitation firm of D. F. King & Co., 77 Water Street, New York, New York 10005.

March 11, 1994


               By Order of the Board of Directors
                         Alan A. Rudnick
     Vice President-General Counsel and Corporate Secretary








                             - 29 -



       PAGE 30

[LOGO]      This proxy is Solicited on Behalf of the
    Board of Directors for the Annual Meeting on May 3, 1994

The undersigned hereby appoints John W. Snow, Mark G. Aron and Alan A. Rudnick, or any one of them, with the power of substitution in each, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at The Greenbrier, White Sulphur Springs, WV, on May 3, 1994, and at all adjournments thereof.

Please sign and date on the reverse and return promptly in the enclosed postage paid envelope.(over)

(Continued from other side)

The Board of Directors of CSX Corporation recommends a vote FOR Items 1, 2, 3 and 4. Shares will be so voted unless you otherwise indicate.

1.    Election of Directors.

      [ ] FOR all nominees listed below, except as marked to the contrary (see instruction):
     E.L.Addison; E.E. Bailey; R.L. Burrus Jr.; B.C. Gottwald; C.M. Kirtland Jr.; R.D. Kunisch; H.L. McColl Jr.; J.W. McGlothlin; S.J. Morcott; C.E. Rice; W.C. Richardson; F.S. Royal, MD.; J.W. Snow; W.B. Sturgill.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through nominee's name in list above.)

     [ ]  WITHHOLD AUTHORITY to vote for all nominees listed above.

2.   Appointment of Ernst & Young as independent certified public accountants.
     [ ]  FOR      [ ]   AGAINST      [ ]    ABSTAIN

3.   Approval of amendments to 1987 Long-Term Performance Stock Plan.
     [ ]  FOR      [ ]   AGAINST      [ ]    ABSTAIN

4.   Approval of 1994 Senior Management Incentive Compensation Plan.
     [ ] FOR       [ ]   AGAINST      [ ]    ABSTAIN


                              Date: ____________________________________

                              Please Sign: _____________________________

                              ------------------------------------------
                              Note: Please sign exactly as your name appears on this Card. Joint owners should each sign personally. Corporation Proxies should be signed by an authorized officer. Executors, Administrators, trustees, etc.,



                             - 30 -